Prospectus Supplement
(To Prospectus Dated September 10, 1998)
$351,379,110.20

UACSC 1998-C Auto Trust

$  49,800,000.00  5.5269%  Class A-1 Money Market Automobile
                                 Receivable Backed Certificates
$110,900,000.00   5.44%    Class A-2 Automobile Receivable Backed Certificates
$  74,675,000.00  5.41%    Class A-3 Automobile Receivable Backed Certificates
$  72,575,000.00  5.52%    Class A-4 Automobile Receivable Backed Certificates
$  43,429,110.20  5.64%    Class A-5 Automobile Receivable Backed Certificates


UAC Securitization Corporation
Depositor
                                                       [UACSC LOGO]
Union Acceptance Corporation
Servicer

     Interest  at  the  applicable   pass-through  rate  shown  above,  will  be
distributed to Class A Certificateholders (as defined herein) on each Distribution Date (as defined herein), beginning October 8, 1998. Principal will be distributed to Class A Certificateholders on each Distribution Date in the sequence described herein. Each Class A Certificate offered hereby will represent an undivided interest in the UACSC 1998-C Auto Trust (the "Trust") to be formed by UAC Securitization Corporation, a Delaware corporation, having its principal office and principal place of business in Bonita Springs, Florida (the "Depositor"). The Trust property will include an irrevocable insurance policy guaranteeing payments of interest and principal on the Class A Certificates issued by MBIA Insurance Corporation (the "Insurer") and a Spread Account for the benefit of the Class A Certificateholders, as well as the Insurer. Concurrently with the issuance of the Class A Certificates, the Trust will issue a Class IC Automobile Receivable Backed Certificate (the "Class IC Certificate"). The Class IC Certificate will be issued to the Depositor, and will not be offered hereby.

     Prior to their issuance there has been no market for the Class A Certificates nor can there be any assurance that one will develop, or if it does develop, that it will provide the holders of the Class A Certificates with liquidity or will continue for the life of the Class A Certificates. The Underwriters (as defined herein) intend, but are not obligated, to make a market in the Class A Certificates.

     Prospective investors should consider, among other things, the information set forth under "Risk Factors" on page S-10 hereof and page 10 of the Prospectus.

     THE CLASS A CERTIFICATES DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF UAC SECURITIZATION CORPORATION OR ANY AFFILIATE THEREOF. NEITHER THESE SECURITIES NOR THE UNDERLYING RECEIVABLES WILL BE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                          Price to           Underwriting       Proceeds to
                                           Public              Discounts        Depositor (1)
------------------------------------------------------------------------------------------------
 Per Class A-1 Certificate......         100.000000%            0.125%            99.875000%
------------------------------------------------------------------------------------------------
 Per Class A-2 Certificate......         99.994530%             0.200%            99.794530%
------------------------------------------------------------------------------------------------
 Per Class A-3 Certificate......         99.986030%             0.220%           99.766030%
------------------------------------------------------------------------------------------------
 Per Class A-4 Certificate......         99.989080%             0.270%           99.719080%
------------------------------------------------------------------------------------------------
 Per Class A-5 Certificate......         99.972580%             0.300%            99.672580%
------------------------------------------------------------------------------------------------
 Total..........................       $351,342,778.42        $774,574.83       $350,568,203.59
================================================================================================

(1)  Before deducting expenses, estimated to be $475,000.00.


     The Class A Certificates are offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Cadwalader, Wickersham & Taft, counsel for the Underwriters. It is expected that delivery of the Class A Certificates in book-entry form will be made on or about September 17, 1998 through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.


   NationsBanc Montgomery Securities LLC             Bear, Stearns & Co. Inc.

          The date of this Prospectus Supplement is September 10, 1998

         THIS PROSPECTUS SUPPLEMENT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THE OFFERING OF THE CLASS A CERTIFICATES. ADDITIONAL INFORMATION IS CONTAINED IN THE PROSPECTUS, AND PROSPECTIVE INVESTORS ARE URGED TO READ BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN FULL. SALES OF THE CLASS A CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT CONTAINS INFORMATION THAT IS SPECIFIC TO THE TRUST AND THE CLASS A CERTIFICATES AND, TO THAT EXTENT,
SUPPLEMENTS  AND  REPLACES  THE  MORE  GENERAL   INFORMATION   PROVIDED  IN  THE
PROSPECTUS.



         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



         Until 90 days after the date of this Prospectus Supplement, all dealers effecting transactions in the Class A Certificates, whether or not participating in this distribution, may be required to deliver this Prospectus Supplement and the Prospectus. This is in addition to the obligation of dealers to deliver this Prospectus Supplement and the Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                          REPORTS TO CERTIFICATEHOLDERS

         Unless and until definitive certificates are issued (which will occur only under the limited circumstances described herein), Harris Trust and Savings Bank, as Trustee, will provide to Cede & Co., the nominee of The Depository Trust Company, as registered holder of the Class A Certificates, monthly and annual statements concerning the Trust and the Class A Certificates. Such statements will not constitute financial statements prepared in accordance with generally accepted accounting principles. A copy of the most recent monthly or annual statement concerning the Trust and the Class A Certificates may be obtained by contacting the Servicer at Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219 (telephone (317) 231-2717).

                                SUMMARY OF TERMS

         This Summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus Supplement on the pages indicated in the "Index of Principal Terms" or, to the extent not defined herein, have the meanings assigned to such terms in the Prospectus.

Issuer  ..................................UACSC 1998-C Auto Trust (the "Trust").

Depositor.................................UAC  Securitization  Corporation  (the
                                          "Depositor").

Servicer .................................Union  Acceptance  Corporation (in its
                                          capacity as servicer,  the "Servicer,"
                                          otherwise "UAC").

Trustee  .................................Harris Trust and Savings Bank.

The Certificates  ........................The  Trust  will be  formed  and  will issue  the  Certificates  on or  about
                                          September   17,  1998  (the   "Closing
                                          Date")   pursuant  to  a  pooling  and
                                          servicing  agreement (the "Pooling and
                                          Servicing       Agreement").       The
                                          "Certificates"  will  consist  of: (i)
                                          5.5269%   Class   A-1   Money   Market
                                          Automobile      Receivable      Backed
                                          Certificates    in    the    aggregate
                                          principal  amount  of   $49,800,000.00
                                          (the "Class A-1  Certificates");  (ii)
                                          5.44% Class A-2 Automobile  Receivable
                                          Backed  Certificates  in the aggregate
                                          principal  amount  of  $110,900,000.00
                                          (the "Class A-2 Certificates");  (iii)
                                          5.41% Class A-3 Automobile  Receivable
                                          Backed  Certificates  in the aggregate
                                          principal  amount  of   $74,675,000.00
                                          (the "Class A-3  Certificates");  (iv)
                                          5.52% Class A-4 Automobile  Receivable
                                          Backed  Certificates  in the aggregate
                                          principal  amount  of   $72,575,000.00
                                          (the  "Class A-4  Certificates");  (v)
                                          5.64% Class A-5 Automobile  Receivable
                                          Backed  Certificates  in the aggregate
                                          principal  amount  of   $43,429,110.20
                                          (the  "Class  A-5   Certificates"  and
                                          together    with   the    Class    A-1
                                          Certificates,     the     Class    A-2
                                          Certificates,     the     Class    A-3
                                          Certificates   and   the   Class   A-4
                                          Certificates,     the     "Class     A
                                          Certificates")  and (vi) the  Class IC
                                          Automobile      Receivable      Backed
                                          Certificate     (the     "Class     IC
                                          Certificate").     The     Class    IC
                                          Certificate  will  be  issued  to  the
                                          Depositor  on the Closing  Date and is
                                          not being offered hereby.

                                          Each   of   the   Certificates    will
                                          represent   a   fractional   undivided
                                          interest  in  the  Trust.   The  Trust
                                          assets  will  include a pool of simple
                                          and precomputed  interest  installment
                                          sale and  installment  loan  contracts
                                          originated  in  various  states in the
                                          United  States of America,  secured by
                                          new and used automobiles, light trucks
                                          and vans (the "Receivables"),  certain
                                          monies due  thereunder as of and after
                                          August 31, 1998 (the  "Cutoff  Date"),
                                          security   interests  in  the  related
                                          vehicles    financed    thereby   (the
                                          "Financed   Vehicles"),    monies   on
                                          deposit in the Certificate Account and
                                          the  proceeds  thereof,  any  proceeds
                                          from   claims  on  certain   insurance
                                          policies   relating  to  the  Financed
                                          Vehicles or the related Obligors,  any
                                          lender's  single  interest   insurance
                                          policy, the Spread Account (as defined
                                          herein) for the benefit of the Class A
                                          Certificateholders  and  the  Insurer,
                                          the  Policy  for  the  benefit  of the
                                          Class A Certificateholders and certain
                                          rights under the Pooling and Servicing
                                          Agreement.  Interest paid to the Class
                                          A  Certificateholders   on  the  first
                                          Distribution  Date will be based  upon
                                          the amount of interest  accruing  from
                                          the  Closing   Date  through  the  day
                                          before the first Distribution Date and
                                          therefore  may  include  more  or less
                                          than a full month's interest.

The Class A Certificates  ................Interest.     Interest     will     be
                                          distributable  on the eighth  calendar
                                          day of each  month  or, if such day is
                                          not  a  business  day,  on  the  first
                                          business  day   thereafter   (each,  a
                                          "Distribution    Date"),     beginning
                                          October 8, 1998,  to holders of record
                                          as of the  last  day  of the  calendar
                                          month   immediately    preceding   the
                                          calendar    month   in   which    such
                                          Distribution  Date occurs (the "Record
                                          Date")  of the  Class  A  Certificates
                                          (the  "Class  A   Certificateholders,"
                                          which    includes   the   "Class   A-1
                                          Certificateholders,"  the  "Class  A-2
                                          Certificateholders,"  the  "Class  A-3
                                          Certificateholders",  the  "Class  A-4
                                          Certificateholders" and the "Class A-5
                                          Certificateholders").

                                          Interest on the Class A-1 Certificates
                                          will be  calculated  on the basis of a
                                          360-day year and the actual  number of
                                          days  from the  previous  Distribution
                                          Date   through   the  day  before  the
                                          related  Distribution  Date or, in the
                                          case of the first  Distribution  Date,
                                          the  number of days  from the  Closing
                                          Date  through the day before the first
                                          Distribution  Date.  Interest  on  the
                                          Class A-2 Certificates,  the Class A-3
                                          Certificates,     the     Class    A-4
                                          Certificates   and   the   Class   A-5
                                          Certificates will be calculated on the
                                          basis of a 360-day year  consisting of
                                          twelve  30-day  months or, in the case
                                          of the first  Distribution  Date,  the
                                          number of days from the  Closing  Date
                                          through   the  day  before  the  first
                                          Distribution  Date (assuming the month
                                          of the Closing Date has 30 days).  See
                                          "Yield and Prepayment  Considerations"
                                          and  "The  Class  A  Certificates   --
                                          Distributions    on   the    Class   A
                                          Certificates" herein .

                                          The amount of  interest  distributable
                                          to the Class A-1 Certificateholders on
                                          any Distribution  Date, other than the
                                          first   Distribution   Date,   is  the
                                          product of  1/360th of the  applicable
                                          pass-through  rate of 5.5269%  for the
                                          Class A-1 Certificates (the "Class A-1
                                          Pass-Through  Rate"),  the  number  of
                                          days  from the  previous  Distribution
                                          Date   through   the  day  before  the
                                          related   Distribution  Date  and  the
                                          aggregate     outstanding    principal
                                          balance of the Class A-1  Certificates
                                          (the "Class A-1 Certificate  Balance")
                                          on  the  preceding  Distribution  Date
                                          (after    giving    effect    to   all
                                          distributions      to      Class     A
                                          Certificateholders on such date).

                                          The amount of  interest  distributable
                                          to the Class  A-2  Certificateholders,
                                          the Class A-3  Certificateholders  and
                                          the  Class A-4  Certificateholders  on
                                          any Distribution  Date, other than the
                                          first   Distribution   Date,   is  the
                                          product   of    one-twelfth   of   the
                                          applicable  pass-through rate of 5.44%
                                          for the  Class A-2  Certificates  (the
                                          "Class A-2  Pass-Through  Rate"),  the
                                          applicable  pass-through rate of 5.41%
                                          for the  Class A-3  Certificates  (the
                                          "Class A-3 Pass-Through Rate") and the
                                          applicable  pass-through rate of 5.52%
                                          for the  Class A-4  Certificates  (the
                                          "Class A-4 Pass-Through Rate"), as the
                                          case   may  be,   multiplied   by  the
                                          aggregate     outstanding    principal
                                          balance of the Class A-2 Certificates,
                                          the  Class  A-3  Certificates  and the
                                          Class A-4 Certificates  (respectively,
                                          the "Class A-2  Certificate  Balance,"
                                          the  "Class A-3  Certificate  Balance"
                                          and   the   "Class   A-4   Certificate
                                          Balance"),  as the case may be,  as of
                                          the preceding Distribution Date (after
                                          giving effect to all  distributions to
                                          Class  A  Certificateholders  on  such
                                          date).

                                          The amount of  interest  distributable
                                          to the Class A-5 Certificateholders on
                                          any Distribution  Date, other than the
                                          first   Distribution   Date,   is  the
                                          product   of    one-twelfth   of   the
                                          applicable  pass-through rate of 5.64%
                                          for the Class A-5 Certificates  (which
                                          per annum rate shall be  increased  by
                                          0.50% after the Clean-Up Call Date, if
                                          required) (the "Class A-5 Pass-Through
                                          Rate")  multiplied  by  the  aggregate
                                          outstanding  principal  balance of the
                                          Class A-5 Certificates (the "Class A-5
                                          Certificate Balance" and together with
                                          the Class A-1 Certificate Balance, the
                                          Class  A-2  Certificate  Balance,  the
                                          Class A-3 Certificate  Balance and the
                                          Class  A-4  Certificate  Balance,  the
                                          "Certificate  Balance"  )  as  of  the
                                          preceding   Distribution  Date  (after
                                          giving effect to all  distributions to
                                          Class  A  Certificateholders  on  such
                                          date). Principal. On each Distribution
                                          Date,  the Trustee will  distribute as
                                          principal     to    the     Class    A
                                          Certificateholders    in   a   maximum
                                          aggregate    amount   equal   to   the
                                          Certificate Balance as of the previous
                                          Distribution Date (after giving effect
                                          to  any   distributions   of   Monthly
                                          Principal  required to be made on such
                                          Distribution Date) (or, in the case of
                                          the first Distribution Date, as of the
                                          Closing   Date)  less  the   aggregate
                                          outstanding  principal  amount  of the
                                          Receivables  (the "Pool  Balance")  on
                                          the  last   day  of  the   immediately
                                          preceding   calendar  month  ("Monthly
                                          Principal"). Monthly Principal will be
                                          distributed  sequentially to the Class
                                          A  Certificateholders   in  accordance
                                          with   the   Principal    Distribution
                                          Sequence.  For purposes of determining
                                          Monthly    Principal,    the    unpaid
                                          principal   balance  of  a   Defaulted
                                          Receivable  or a Purchased  Receivable
                                          will be deemed to be zero on and after
                                          the  date  such  Receivable  became  a
                                          Defaulted  Receivable  or a  Purchased
                                          Receivable.

                                          The final scheduled  Distribution Date
                                          of the Class A-1 Certificates  will be
                                          October 8, 1999 (the  "Class A-1 Final
                                          Scheduled   Distribution  Date").  The
                                          final scheduled  Distribution  Date of
                                          the  Class  A-2  Certificates  will be
                                          October 9, 2001 (the  "Class A-2 Final
                                          Scheduled   Distribution  Date").  The
                                          final scheduled  Distribution  Date of
                                          the  Class  A-3  Certificates  will be
                                          January 8, 2003 (the  "Class A-3 Final
                                          Scheduled   Distribution  Date").  The
                                          final scheduled  Distribution  Date of
                                          the  Class  A-4  Certificates  will be
                                          March 8,  2004 (the  "Class  A-4 Final
                                          Scheduled   Distribution  Date").  The
                                          final scheduled  Distribution  Date of
                                          the Class A-5 Certificates will be May
                                          8,   2006   (the   "Class   A-5  Final
                                          Scheduled Distribution Date").

                                          No   Monthly    Principal    will   be
                                          distributed   (i)  to  the  Class  A-2
                                          Certificateholders until the Class A-1
                                          Certificate  Balance has been  reduced
                                          to  zero;   (ii)  to  the   Class  A-3
                                          Certificateholders until the Class A-2
                                          Certificate  Balance has been  reduced
                                          to  zero;   (iii)  to  the  Class  A-4
                                          Certificateholders until the Class A-3
                                          Certificate  Balance has been  reduced
                                          to  zero;  and (iv) to the  Class  A-5
                                          Certificateholders until the Class A-4
                                          Certificate  Balance has been  reduced
                                          to zero.  Since the rate of payment of
                                          principal  of each  class  of  Class A
                                          Certificates  depends upon the rate of
                                          payment   of   principal    (including
                                          prepayments) of the  Receivables,  the
                                          final  distribution in respect of each
                                          class  of Class A  Certificates  could
                                          occur  significantly  earlier than the
                                          respective       final       scheduled
                                          distribution  dates.  See "The Class A
                                          Certificates --  Distributions  on the
                                          Class A Certificates" herein.

Subordination; Spread Account.............The   Depositor   will   establish  an
                                          account (the "Spread  Account") on the
                                          Closing  Date.  On  each  Distribution
                                          Date  thereafter,  the  Servicer  will
                                          deposit  into the Spread  Account  any
                                          amounts  remaining in the  Certificate
                                          Account after the payment on such date
                                          of all amounts  owing  pursuant to the
                                          Pooling and Servicing Agreement to the
                                          Class   A   Certificateholders,    the
                                          Insurer,  the  monthly  fee payable to
                                          the Servicer (the  "Monthly  Servicing
                                          Fee") and any permitted  reimbursement
                                          of outstanding  Advances. In the event
                                          that Available Funds are  insufficient
                                          on any Distribution  Date prior to the
                                          termination   of  the   Trust   (after
                                          payment of the Monthly  Servicing Fee)
                                          to pay Monthly  Principal  and Monthly
                                          Interest     to    the     Class     A
                                          Certificateholders, draws will be made
                                          on the Spread Account to the extent of
                                          the balance thereof and, if necessary,
                                          the  Policy,  in the manner and to the
                                          extent  described  herein.  The Spread
                                          Account is solely  for the  benefit of
                                          the Class A Certificateholders and the
                                          Insurer.  In the event  the  amount on
                                          deposit in the Spread Account is zero,
                                          after  giving   effect  to  any  draws
                                          thereon for the benefit of the Class A
                                          Certificateholders,  and  there  is  a
                                          default   under   the   Policy,    any
                                          remaining  losses  on the  Receivables
                                          will be borne directly pro rata by all
                                          classes of Class A  Certificateholders
                                          (to the extent of the classes or class
                                          of  Class  A  Certificates  which  are
                                          outstanding   at   such   time),    as
                                          described  herein.  See  "The  Class A
                                          Certificates   --  Accounts"  and  "--
                                          Distributions    on   the    Class   A
                                          Certificates" herein.

                                          The  Class  A  Certificates   will  be
                                          senior  in right and  interest  to the
                                          Class IC Certificate. The Trustee will
                                          first  withdraw  funds from the Spread
                                          Account on each  Distribution  Date to
                                          the  extent  of any  shortfall  in the
                                          Monthly   Servicing   Fee,   permitted
                                          reimbursements      of     outstanding
                                          Advances, Monthly Interest and Monthly
                                          Principal  as  described   above.  Any
                                          amount  on   deposit   in  the  Spread
                                          Account  on any  Distribution  Date in
                                          excess of the Required  Spread  Amount
                                          (as  defined  below)  after  all other
                                          required    deposits    thereto    and
                                          withdrawals  therefrom have been made,
                                          and  after  payment  therefrom  of all
                                          amounts  due  the  Insurer,   will  be
                                          distributed to the holder of the Class
                                          IC   Certificate    (the   "Class   IC
                                          Certificateholder").   Any  amount  so
                                          distributed    to   the    Class    IC
                                          Certificateholder will no longer be an
                                          asset of the Trust.

                                          While it is  intended  that the amount
                                          on deposit in the Spread  Account will
                                          grow over time,  through  the  deposit
                                          thereto of the excess collections,  if
                                          any,  on  the   Receivables,   to  the
                                          Required  Spread Amount,  there can be
                                          no  assurance  that such  growth  will
                                          actually occur.  The "Required  Spread
                                          Amount"    with    respect    to   any
                                          Distribution   Date  will   equal  the
                                          lesser  of (i)  1.50%  of the  initial
                                          Pool  Balance or (ii) the  Certificate
                                          Balance    as    of    the    previous
                                          Distribution Date (after giving effect
                                          to  all   distributions   to  Class  A
                                          Certificateholders  on such date).  If
                                          the  average  aggregate  yield  of the
                                          Receivables  in excess of losses falls
                                          below a prescribed  level set forth in
                                          the   Insurance   and    Reimbursement
                                          Agreement,  entered  into on or before
                                          the Closing Date among the  Depositor,
                                          UAFC, UAC, in its individual  capacity
                                          and as Servicer,  and the Insurer (the
                                          "Insurance  Agreement"),  the Required
                                          Spread  Amount  will be  increased  to
                                          4.75%  of the Pool  Balance.  Upon and
                                          during the  continuance of an Event of
                                          Default  or  upon  the  occurrence  of
                                          certain other events  described in the
                                          Insurance      Agreement     generally
                                          involving a failure of  performance by
                                          the    Servicer    or    a    material
                                          misrepresentation made by the Servicer
                                          under  the   Pooling   and   Servicing
                                          Agreement or the Insurance  Agreement,
                                          the  Required  Spread  Amount shall be
                                          equal to the Policy Amount, as further
                                          described    below.    Under   certain
                                          circumstances,   the  Required  Spread
                                          Amount may be reduced.  See "The Class
                                          A  Certificates  -- Accounts"  and "--
                                          The Policy" herein.

The Policy .............................  The   Depositor    shall   obtain   an
                                          irrevocable   insurance   policy  (the
                                          "Policy")  issued by the  Insurer  for
                                          the  benefit of the  Trustee on behalf
                                          of  the  Class  A  Certificateholders.
                                          Subject  to the  terms of the  Policy,
                                          the Insurer will  unconditionally  and
                                          irrevocably  guarantee  the payment of
                                          Monthly Interest and Monthly Principal
                                          up to the Policy  Amount.  The Trustee
                                          shall  draw on the Policy in the event
                                          that   sufficient    funds   are   not
                                          available   (after   payment   of  the
                                          Monthly   Servicing   Fee  and   after
                                          withdrawals from the Spread Account to
                                          pay the Class A Certificateholders  on
                                          any  Distribution  Date in  accordance
                                          with   the   Pooling   and   Servicing
                                          Agreement)   to   distribute   Monthly
                                          Interest and Monthly Principal,  up to
                                          the Policy  Amount.  In addition,  the
                                          Policy    will    cover   any   amount
                                          distributed    or   required   to   be
                                          distributed  by the  Trust  to Class A
                                          Certificateholders  that is  sought to
                                          be recovered as a voidable  preference
                                          by a trustee in bankruptcy of UAC, the
                                          Depositor  or  UAFC  pursuant  to  the
                                          United  States   Bankruptcy  Code  (11
                                          U.S.C.), as amended from time to time,
                                          in    accordance    with    a    final
                                          nonappealable  order of a court having
                                          competent jurisdiction. See "The Class
                                          A Certificates -- The Policy."

Policy Amount   ........................  The term  "Policy  Amount"  means with respect to any Distribution  Date: (x)
                                          the sum of (A) the  lesser  of (i) the
                                          Certificate   Balance   (after  giving
                                          effect   to   any    distribution   of
                                          Available    Funds   and   any   funds
                                          withdrawn  from the Spread  Account to
                                          pay   Monthly    Principal   on   such
                                          Distribution  Date)  and  (ii) the Net
                                          Principal  Policy  Amount,   plus  (B)
                                          Monthly Interest, plus (C) the Monthly
                                          Servicing Fee; less (y) all amounts on
                                          deposit in the Spread  Account on such
                                          Distribution Date (after giving effect
                                          to any funds withdrawn from the Spread
                                          Account to pay  Monthly  Principal  on
                                          such    Distribution    Date).    "Net
                                          Principal  Policy  Amount"  means  the
                                          Certificate  Balance  as of the  first
                                          Distribution  Date  minus all  amounts
                                          previously drawn on the Policy or from
                                          the  Spread  Account  with  respect to
                                          Monthly Principal.

Insurer  ...............................  MBIA Insurance Corporation.

Legal Investment    ..................... The  Class  A-1  Certificates  will be eligible  securities  for  purchase by
                                          money  market funds under Rule 2a-7 of
                                          the Investment Company Act of 1940, as
                                          amended.

Optional Sale  .........................  The Class IC Certificateholder has the
                                          right to cause the Trustee to sell all
                                          of  the  Receivables   (the  "Optional
                                          Sale")  as of  the  last  day  of  any
                                          Collection  Period  on which  the Pool
                                          Balance  is equal to or less  than 10%
                                          of the  initial  Certificate  Balance.
                                          The purchase  price  applicable to the
                                          Optional  Sale  shall  be equal to the
                                          fair market  value of the  Receivables
                                          (but not less than the sum of (i) 100%
                                          of   the    outstanding    Certificate
                                          Balance,   (ii)   accrued  and  unpaid
                                          interest   on  such   amount   at  the
                                          weighted  average  note  rates  of the
                                          Receivables less any payments received
                                          but  not   applied  to   interest   or
                                          principal  and (iii) any  amounts  due
                                          the Insurer).

Clean-Up Call Date......................  If the Class IC Certificateholder does not  exercise  its rights with respect
                                          to   the   Optional    Sale   on   the
                                          Distribution   Date   on   which   the
                                          Optional Sale was first permitted (the
                                          "Clean-Up  Call Date"),  the Class A-5
                                          Pass-Through Rate will be increased by
                                          0.50% after the Clean-Up Call Date.

Tax Status    ..........................  In the  opinion of special tax counsel to the  Depositor,  the Trust will not
                                          be treated as an  association  taxable
                                          as a  corporation  or  as a  "publicly
                                          traded   partnership"   taxable  as  a
                                          corporation.   The   Trustee  and  the
                                          Certificateholders will agree to treat
                                          the Trust as a partnership for federal
                                          income tax purposes, which will not be
                                          subject to  federal  income tax at the
                                          Trust  level.   See  "Certain  Federal
                                          Income   Tax   Consequences"   in  the
                                          Prospectus.

Ratings  ...............................  As a condition  to the issuance of the
                                          Class  A  Certificates,  the  Class  A
                                          Certificates  must  be  rated  in  the
                                          highest category by Moody's  Investors
                                          Service,  Inc.  and  Standard & Poor's
                                          Ratings  Services,  a division  of The
                                          McGraw-Hill  Companies,  Inc.  (each a
                                          "Rating Agency" and collectively,  the
                                          "Rating Agencies").  A security rating
                                          is not a  recommendation  to buy, sell
                                          or hold  securities and may be subject
                                          to revision or  withdrawal at any time
                                          by the assigning  rating  agency.  See
                                          "Risk Factors-- Certificate Rating."

ERISA Considerations  ..................  Subject    to    the    considerations
                                          discussed under "ERISA Considerations"
                                          in  the   Prospectus,   the   Class  A
                                          Certificates   may  be  eligible   for
                                          purchase  by  employee  benefit  plans
                                          subject  to  Title  I of the  Employee
                                          Retirement   Income  Security  Act  of
                                          1974,   as  amended   ("ERISA").   Any
                                          benefit plan fiduciary considering the
                                          purchase  of  a  Class  A  Certificate
                                          should,  among other  things,  consult
                                          with  experienced   legal  counsel  in
                                          determining   whether   all   required
                                          conditions for such purchase have been
                                          satisfied.  See "ERISA Considerations"
                                          herein  and  in the  Prospectus.

                                  RISK FACTORS

         Investors should carefully consider the information set forth below as well as the other investment considerations described in this Prospectus Supplement.

Limited Liquidity

         There is currently no secondary market for the Class A Certificates. The Underwriters currently intend to make a market in the Class A Certificates, but are under no obligation to do so. There can be no assurance that a secondary market will develop or, if one does develop, that it will provide Class A Certificateholders with liquidity of investment or that it will continue for the life of the Class A Certificates.

Certificates Solely Obligations of the Trust

         The Class A Certificates are interests in the Trust only and do not represent the obligation of any other person. The Class A Certificateholders are senior in right and interest to the Class IC Certificateholder (as described under "The Class A Certificates -- Distributions on the Class A Certificates"). The Trustee will withdraw funds from the Spread Account, up to the full balance of the funds on deposit in such account, only in the event that Available Funds are insufficient in accordance with the Pooling and Servicing Agreement to distribute Monthly Interest and Monthly Principal (after payment of the Monthly Servicing Fee). The amount on deposit in the Spread Account is intended to increase over time to an amount equal to the Required Spread Amount. There is no assurance that such growth will occur or that the balance in the Spread Account will always be sufficient to assure payment in full of Monthly Principal and Monthly Interest. If the amount on deposit in the Spread Account is reduced to zero after giving effect to all amounts to be deposited to and withdrawn from the Spread Account pursuant to the Pooling and Servicing Agreement, on any Distribution Date the Trustee will draw on the Policy, in an amount equal to the shortfall in respect of Monthly Interest and Monthly Principal, up to the Policy Amount. If the Spread Account is reduced to zero and there is a default under the Policy, the Trust will depend solely on current distributions on the Receivables to make distributions on the Class A Certificates and distributions on the Class A Certificates may be made pro rata based on the amounts to which Class A Certificateholders of each class are entitled as set forth under "The Class A Certificates -- Distributions on the Class A Certificates." See "The Receivables Pool -- Delinquencies, Repossessions and Net Losses" and "The Class A Certificates -- Accounts" and "-- Distributions on the Class A Certificates" herein.

Certificate Rating

         It is a condition of issuance of the Certificates that the Class A Certificates be rated in the highest applicable category by the Rating Agencies. Such ratings will reflect only the views of the relevant rating agency. There is no assurance that any such rating will continue for any period of time or that it will not be revised or withdrawn entirely by such rating agency if, in its judgment, circumstances so warrant. A revision or withdrawal of such rating may have an adverse effect on the market price of the Class A Certificates. A security rating is not a recommendation to buy, sell or hold securities.

                             FORMATION OF THE TRUST

         The Depositor will establish the Trust by selling and assigning the Trust property, as described below, to the Trustee in exchange for the Class A Certificates. The Depositor will retain the Class IC Certificate. UAC will be responsible for servicing the Receivables pursuant to the Pooling and Servicing Agreement and will be compensated for acting as the Servicer. See "Description of the Transfer and Servicing Agreements -- Servicing Compensation and Payment of Expenses" in the Prospectus. To facilitate servicing and to minimize administrative burden and expense, the Servicer will be appointed custodian of the Receivables by the Trustee, but will not stamp the Receivables to reflect the sale and assignment of the Receivables to the Trust or make any notation of the Trust's lien on the certificates of title of the Financed Vehicles. In the absence of such notation on the certificates of title, the Trustee may not have perfected security interests in the Financed Vehicles securing the Receivables. See "Certain Legal Aspects of the Receivables" in the Prospectus. Under the terms of the Pooling and Servicing Agreement, UAC may delegate its duties as Servicer and custodian; however, any such delegation will not relieve UAC of its liability and responsibility with respect to such duties.

         The Depositor will establish the Spread Account for the benefit of the Class A Certificateholders and the Insurer and will obtain the Policy. Withdrawals from the Spread Account and, only after such withdrawals, draws on the Policy will be made in accordance with the Pooling and Servicing Agreement in the event that sufficient funds are not available (after payment of the Monthly Servicing Fee) to distribute Monthly Interest and Monthly Principal, up to the Policy Amount. If the Spread Account is exhausted and there is a default under the Policy, the Trust will look only to the Obligors on the Receivables and the proceeds from the repossession and sale of Financed Vehicles that secure Defaulted Receivables for distributions of interest and principal on the Class A Certificates. In such event, certain factors, such as the Trustee's not having perfected security interests in some of the Financed Vehicles, may affect the Trust's ability to realize on the collateral securing the Receivables, and thus may reduce the proceeds to be distributed to Class A Certificateholders. See "The Class A Certificates -- Accounts" herein and "Certain Legal Aspects of the Receivables" in the Prospectus.

                              THE RECEIVABLES POOL

         The Receivables were selected from the portfolio of UAFC, for purchase by the Depositor by several criteria, including that each Receivable: (i) has an original number of payments of not more than 84 payments and not less than 12 payments (except that approximately 0.99% of the aggregate principal balance of the Receivables as of the Cutoff Date consist of Modified Receivables which have been amended or modified after origination to provide that the term from the time of origination to maturity may exceed 84 payments); (ii) has a remaining maturity of not more than 84 months and not less than three months; (iii) provides for level monthly payments that fully amortize the amount financed over the remaining term and (iv) has a contract rate of interest (a "Contract Rate") (exclusive of prepaid finance charges) of not less than 4.95%. The weighted average remaining maturity of the Receivables is approximately 69 months as of the Cutoff Date.

         Approximately 2.61% of the aggregate principal balance of the Receivables as of the Cutoff Date were selected from the "non-prime" or "Tier II" portfolio of UAFC (the "Tier II Receivables"). See "-- Delinquencies, Repossessions and Net Losses."

         Approximately 98.10% of the aggregate principal balance of the Receivables as of the Cutoff Date are simple interest contracts which provide for equal monthly payments. Approximately 1.90% of the aggregate principal balance of the Receivables as of the Cutoff Date are Precomputed Receivables originated in the State of California. All of such Precomputed Receivables are rule of 78's receivables. Approximately 26.14% of the aggregate principal balance of the Receivables as of the Cutoff Date represent financing of new vehicles; the remainder of the Receivables represent financing of used vehicles.

         Receivables representing more than 10% of the aggregate principal balance of the Receivables as of the Cutoff Date were originated in metropolitan areas in the State of Texas. The performance of the Receivables in the aggregate could be adversely affected in particular by the development of adverse economic conditions in such metropolitan areas.

              Composition of the Receivables as of the Cutoff Date

                                                                                                     Weighted
                                                                   Aggregate          Original         Average
                                                   Number of        Principal         Principal       Contract
                                                  Receivables        Balance           Balance          Rate
                                                  -----------        -------           -------          ----
New Automobiles and Light-Duty Trucks............     4,646     $  82,281,930.80   $  91,111,263.98     11.89%
Used Automobiles and Light-Duty Trucks...........    18,419       237,291,296.38     255,450,175.27     13.14%
New Vans (1).....................................       452         9,570,031.25      10,644,778.80     11.73%
Used Vans (1)....................................     1,718        22,235,851.77      24,888,218.19     13.18%
                                                     ------      ---------------    ---------------     -----
All Receivables..................................    25,235      $351,379,110.20    $382,094,436.24     12.81%
                                                     ======      ===============    ===============     =====


                                                      Weighted       Weighted      Percent of
                                                       Average        Average       Aggregate
                                                      Remaining      Original   Principal
                                                       Term(2)        Term(2)    Balance(3)
                                                       -------        -------    ----------
New Automobiles and Light-Duty Trucks..........      73.6mos.        77.3mos.         23.42%
Used Automobiles and Light-Duty Trucks.........      67.1            69.7             67.53
New Vans (1)...................................      75.4            79.5              2.72
Used Vans (1)..................................      66.0            69.6              6.33
                                                     ----            ----            ------
All Receivables................................      68.8mos.        71.8mos.        100.00%
                                                     ====            ====            ======

----------
(1) References to vans include minivans and van conversions.
(2) Based on scheduled maturity and assuming no prepayments of the Receivables.
(3) Sum may not equal 100% due to rounding.

     Distribution of the Receivables by Remaining Term as of the Cutoff Date


                                                                 Percent                             Percent
                                                                of Total            Aggregate    of Aggregate
       Remaining                             Number of           Number of         Principal      Principal
      Term Range                             Receivables      Receivables (1)        Balance      Balance(1)
      ----------                             -----------      ---------------        -------      ----------
    1 to 12 months.......................         798             3.16%       $    1,649,455.44       0.47%
   13 to 24 months.......................       2,006             7.95             8,939,789.06       2.54
   25 to 36 months.......................         813             3.22             5,499,467.32       1.57
   37 to 48 months.......................       1,769             7.01            16,688,976.26       4.75
   49 to 60 months.......................       4,834            19.16            61,191,393.23      17.41
   61 to 72 months.......................       7,631            30.24           118,016,980.36      33.59
   73 to 84 months.......................       7,384            29.26           139,393,048.53      39.67
                                               ------           ------          ---------------     ------
             Total.......................      25,235           100.00%         $351,379,110.20     100.00%
                                               ======           ======          ===============     ======

------------
(1) Sum may not equal 100% due to rounding.

        Geographic Distribution of the Receivables as of the Cutoff Date



                                                                  Percent                            Percent
                                                                 of Total         Aggregate       of Aggregate
                                               Number of         Number of        Principal        Principal
State (1) (2)                                 Receivables     Receivables (3)     Balance          Balance (3)
-------------                                 -----------     ---------------     -------          -----------
Arizona.................................         1,076             4.26%       $14,930,514.49         4.25%
California..............................         1,864             7.39         28,430,585.38         8.09
Colorado................................           442             1.75          5,040,771.04         1.43
Florida.................................         1,830             7.25         26,400,431.09         7.51
Georgia.................................           863             3.42         13,484,418.49         3.84
Idaho...................................            35             0.14            573,212.08         0.16
Illinois................................         1,537             6.09         21,613,595.97         6.15
Indiana.................................         1,006             3.99         10,612,570.62         3.02
Iowa ...................................           721             2.86         10,351,735.65         2.95
Kansas..................................           285             1.13          3,760,700.27         1.07
Kentucky................................           206             0.82          3,024,336.57         0.86
Maryland................................           315             1.25          4,764,692.87         1.36
Massachussetts..........................           362             1.43          5,693,171.15         1.62
Michigan................................           460             1.82          6,935,258.05         1.97
Minnesota...............................           545             2.16          7,776,807.83         2.21
Missouri................................           641             2.54          7,042,353.02         2.00
Nebraska................................           168             0.67          2,407,863.97         0.69
Nevada..................................            98             0.39          1,550,661.38         0.44
New Mexico..............................            84             0.33          1,228,778.53         0.35
North Carolina..........................         2,484             9.84         35,006,388.87         9.96
Ohio ..................................          1,854             7.35         21,446,391.47         6.10
Oklahoma................................         1,201             4.76         13,653,223.14         3.89
Oregon..................................           118             0.47          2,029,651.04         0.58
Pennsylvania............................           175             0.69          2,606,400.53         0.74
South Carolina..........................           834             3.30         12,873,997.83         3.66
South Dakota............................             7             0.03            104,944.23         0.03
Tennessee...............................           657             2.60         10,608,427.75         3.02
Texas...................................         3,289            13.03         47,192,004.96        13.43
Utah ...................................           216             0.86          3,452,973.57         0.98
Virginia................................         1,406             5.57         19,997,778.77         5.69
Washington..............................           123             0.49          2,243,207.52         0.64
Wisconsin...............................           333             1.32          4,541,262.07         1.29
                                                ------           ------       ---------------       ------
Total...................................        25,235           100.00%      $351,379,110.20       100.00%
                                                ======           ======       ===============       ======

(1) Based on address of the Dealer selling the related Financed Vehicle.

(2) Receivables originated in Ohio were solicited by Dealers for direct financing by UAC or the Predecessor. All other Receivables were originated by Dealers and purchased from such Dealers by UAC or the Predecessor.

(3) Sum may not equal 100% due to rounding.

                     Distribution of Receivables by Financed
                    Vehicle Model Year as of the Cutoff Date

                                                                  Percent                            Percent
                                                                 of Total         Aggregate       of Aggregate
   Model                                       Number of         Number of        Principal        Principal
   Year                                       Receivables     Receivables(1)      Balance          Balance(1)
   ----                                       -----------     --------------      -------          ----------
   1984 and earlier.....................             6             0.02%      $     44,091.85         0.01%
   1985.................................            10             0.04             56,536.73         0.02
   1986.................................            13             0.05             72,405.03         0.02
   1987.................................            35             0.14            180,946.30         0.05
   1988.................................            73             0.29            395,085.25         0.11
   1989.................................           282             1.12          1,161,627.46         0.33
   1990.................................           748             2.96          4,154,903.60         1.18
   1991.................................         1,180             4.68          7,408,786.82         2.11
   1992.................................         1,806             7.16         14,580,395.06         4.15
   1993.................................         2,783            11.03         26,447,512.19         7.53
   1994.................................         3,508            13.90         40,019,048.40        11.39
   1995.................................         4,064            16.10         59,439,707.80        16.92
   1996.................................         3,142            12.45         51,064,457.83        14.53
   1997.................................         3,009            11.92         52,535,660.70        14.95
   1998.................................         4,370            17.32         88,800,679.93        25.27
   1999.................................           206             0.82          5,017,265.25         1.43
                                                ------           ------       ---------------       ------
     Total..............................        25,235           100.00%      $351,379,110.20       100.00%
                                                ======           ======       ===============       ======

------------
(1) Sum may not equal 100% due to rounding.

     Distribution of the Receivables by Contract Rate as of the Cutoff Date

                                                                  Percent                            Percent
                                                                 of Total         Aggregate       of Aggregate
                                               Number of         Number of        Principal        Principal
Contract Rate Range                           Receivables     Receivables(1)      Balance          Balance(1)
-------------------                           -----------     --------------      -------          ----------
    Less than 7.000%......................          126             0.50%    $   1,083,340.89         0.31%
  7.000 to    7.999%......................          288             1.14         3,103,921.79         0.88
  8.000 to    8.999%......................          771             3.06         8,389,543.51         2.39
  9.000 to    9.999%......................        1,464             5.80        17,552,809.55         5.00
 10.000 to   10.999%......................        2,610            10.34        36,251,253.39        10.32
 11.000 to   11.999%......................        3,847            15.24        58,064,942.07        16.52
 12.000 to   12.999%......................        5,513            21.85        82,558,872.53        23.50
 13.000 to   13.999%......................        4,572            18.12        65,388,961.97        18.61
 14.000 to   14.999%......................        2,679            10.62        36,607,751.91        10.42
 15.000 to   15.999%......................        1,302             5.16        16,453,202.03         4.68
 16.000 to   16.999%......................          764             3.03        10,303,889.51         2.93
 17.000 to   17.999%......................          399             1.58         5,228,041.40         1.49
 18.000 to   18.999%......................          650             2.58         7,897,347.42         2.25
 19.000 to   19.999%......................           65             0.26           688,812.54         0.20
 20.000 to   20.999%......................           62             0.25           642,692.79         0.18
 21.000 to   21.999%......................           98             0.39           953,525.12         0.27
 22.000 to   22.999%......................            8             0.03            79,908.32         0.02
 23.000 to   23.999%......................            1             0.00             8,954.72         0.00
 24.000 to   24.999%......................            5             0.02            34,113.14         0.01
 25.000 to   25.999%......................           10             0.04            81,449.99         0.02
 26.000 to   26.999%......................            1             0.00             5,775.61         0.00
                                                 ------           ------      ---------------       ------
               Total......................       25,235           100.00%     $351,379,110.20       100.00%
                                                 ======           ======      ===============       ======


(1) Sum may not equal 100% due to rounding.

Delinquencies, Repossessions and Net Losses

         Set forth below is certain information concerning the experience of UAC and the Predecessor (as defined herein) pertaining to delinquencies, repossessions, and net losses on its prime fixed rate retail automobile, light truck and van receivables serviced by UAC and the Predecessor. There can be no assurance that the delinquency, repossession, and net loss experience on the Receivables will be comparable to that set forth below.

                                                              Delinquency Experience (1) (2)
                                       At June 30,                   At December 31,        At March 31,           At June 30,
                                 1996             1997                    1997                  1998                  1998
                         -------------------  ------------------  -------------------  -------------------   ----------------------
                                                                 (Dollars in thousands)
                          Number of            Number of           Number of            Number of             Number of
                         Receivables  Amount  Receivables Amount  Receivables  Amount  Receivables  Amount   Receivables   Amount
                         -----------  ------  ----------- ------  -----------  ------  -----------  ------   -----------   ------
Servicing portfolio....... 147,722 $1,548,538  173,693 $1,860,272  179,962  $1,920,930   181,026 $1,929,151    184,003   $1,978,920
                           ------- ----------  ------- ----------  -------  ----------   ------- ----------    -------   ----------
Delinquencies
   30-59 days.............   1,602 $   17,030    2,487 $   27,373   3,954$      41,778     3,426  $  35,449      3,179   $   32,967
   60-89 days.............     694      7,629    1,646     18,931    2,274      25,933     1,923     21,818      1,907       20,819
   90 days or more........     333      3,811      723      8,826      688       8,048       623      7,088        657        6,993
                           ------- ----------  ------- ----------  -------  ----------   ------- ----------    -------   ----------
Total delinquencies.......   2,629   $ 28,470    4,856  $  55,130    6,916   $  75,759     5,972  $  64,355      5,743   $   60,779
                           ======= ==========  ======= ==========  =======  ==========   ======= ==========    =======   ==========
Total delinquencies as a
   percent of servicing
     portfolio............    1.78%      1.84%    2.80%      2.96%     3.84%      3.94%     3.30%      3.34%      3.12%        3.07%

                                                    Credit Loss Experience (1) (2)

                                     Year ended June 30,            Three Months Ended     Three Months Ended
                                 1996                1997          December 31, 1997 (6)   March 31, 1998 (6)
                         -------------------  ------------------- ---------------------- -----------------------
                                                      (Dollars in thousands)
                          Number of            Number of             Number of            Number of
                         Receivables  Amount  Receivables  Amount   Receivables  Amount  Receivables  Amount
                         -----------  ------  -----------  ------   -----------  ------  -----------  ------
Avg. servicing
  portfolio(3)...........  132,363  $1,343,770  164,858  $1,759,666   179,334  $1,916,778    180,631  $1,924,930

Gross charge-offs.........   3,663  $  40,815     6,280  $   70,830     1,977  $   22,373     1,886   $   20,767
Recoveries (4)............             19,543                28,511                 8,527                  8,186
                                    ---------            ----------            ----------             ----------
Net losses................          $  21,272            $   42,319            $   13,846             $   12,581
                                    =========            ==========            ==========             ==========
Gross charge-offs as a % of
   avg. servicing
   portfolio(5)...........    2.77%      3.04%     3.81%       4.03%     4.41%       4.67%     4.18%        4.32%
Recoveries as a % of gross
   charge-offs............              47.88%                40.25%                38.11%                 39.42%
Net losses as a % of avg.
   servicing portfolio(5).               1.58%                 2.40%                 2.89%                   2.61%


                            Three Months Ended         Year Ended
                             June 30, 1998 (6)        June 30, 1998
                          ---------------------   ----------------------
                            Number of               Number of
                          Receivables   Amount    Receivables   Amount
                          -----------   ------    -----------   ------
Avg. servicing
  portfolio(3)...........     183,402  $1,968,595    179,822   $1,922,977

Gross charge-offs.........      1,992  $   21,129      7,909   $   87,325
Recoveries (4)............                  8,698                  33,546
                                       ----------              ----------
Net losses................             $   12,431              $   53,779
                                       ==========              ==========
Gross charge-offs as a % of
   avg. servicing
   portfolio(5)...........      4.34%        4.29%      4.40%        4.54%
Recoveries as a % of gross
   charge-offs............                  41.17%                  38.41%
Net losses as a % of avg.
   servicing portfolio(5).                   2.53%                   2.80%

(1) There is generally no recourse to Dealers under any of the receivables in the portfolio serviced by UAC or the Predecessor, except to the extent of representations and warranties made by Dealers in connection with such receivables.

(2) The delinquency experience and credit loss experience of the Tier II Receivables are not included herein but are described on the following page.

(3) Equals the monthly arithmetic average, and includes receivables sold in prior securitization transactions.

(4) Recoveries include recoveries on receivables previously charged off, cash recoveries and unsold repossessed assets carried at fair market value.

(5) Variation in the size of the portfolio serviced by UAC will affect the percentages in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio."

(6) Percentages are annualized in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio" for partial years.

         UAC continues to see steady improvement in delinquency and credit loss trends as demonstrated by the last three quarters. UAC attributes the improvement to strategic efforts made by its origination department in originating loans and its collection department in collecting delinquent accounts. The efforts in the origination department include implementing tighter credit standards beginning in March 1997, developing quality control screens that rank potential obligors by predetermined debt and income ratios in addition to credit scores and growing the portfolio with quality obligors through dealer development and dealer expansion. The collection department's efforts include restructuring the collectors to form specialized sub-departments of collectors for auxiliary functions such as skip tracing and high risk accounts, initiating collection calls earlier in the delinquency process through the use of a power dialer, targeting higher risk obligors through the use of sophisticated credit scoring and increasing collection efforts on charged-off accounts.

         As indicated by the foregoing delinquency experience table, delinquency rates on the prime auto portfolio based upon outstanding loan balances of accounts 30 days past due and over decreased to 3.07% at June 30, 1998, compared to 3.34%, 3.94% and 4.33% at March 31, 1998, December 31, 1997, and September 30, 1997, respectively. However, the delinquency rate at June 30, 1998, has increased slightly from 2.96% at June 30, 1997, for UAC's prime servicing portfolio. The decreased delinquency since September 30, 1997, is primarily attributed to the factors discussed in the foregoing paragraph.

         As indicated in the foregoing credit loss experience table, net credit losses on the prime auto portfolio totaled approximately $53.8 million for the year ended June 30, 1998, or 2.80% of the average servicing portfolio, while net credit losses for the quarter ended June 30, 1998, were 2.53% (annualized) compared to 2.61% (annualized), 2.89% (annualized) and 3.17% (annualized) for the quarters ended March 31, 1998, December 31, 1997, and September 30, 1997, respectively, and 2.40% for the year ended June 30, 1997. Decreased credit losses since September 30, 1997, are primarily a result of strategic efforts made by UAC as described above and due to improvements in recovery rates.

         Recoveries have shown gradual improvements over the last three quarters which contributed to the improvement in credit losses. Recoveries as a percentage of gross charge-offs improved to 41.17% for the quarter ended June 30, 1998, from 39.42%, 38.11% and 35.28% for the quarters ended March 31, 1998,
December 31, 1997, and September 30, 1997, respectively. Although recovery rates showed signs of improvement during the past three quarters, UAC continues to look for ways to improve recovery rates, including more diligently monitoring and expanding the repossession and remarketing operations.

         UAC's non-prime lending began in 1994 and was replaced by UAC's "Tier II" lending on March 1, 1998. The majority of the Tier II Receivables were originated under UAC's Tier II lending from applications that did not qualify for credit under UAC's "Tier I" lending. Although it is too early to determine actual trends with respect to delinquency and credit losses of the Tier II Receivables, UAC believes that the rate of delinquency and credit loss associated with the Tier II Receivables will more closely follow the experience of UAC's non-prime portfolio rather than the prime or Tier I portfolio which is set forth on the preceding page. At June 30, 1998, UAC's non-prime servicing portfolio consisted of approximately $66.9 million in loans and had a delinquency rate based upon outstanding loan balances of accounts 30 days past due and over of 8.29% compared to 6.18% at June 30, 1997. For the years ended June 30, 1998, and 1997, the credit losses on the non-prime portfolio were 7.67% and 5.18% of the average non-prime servicing portfolio, respectively. As the Tier II Receivables account for approximately 2.61% of the Receivables as of the Cutoff Date, UAC believes that the credit quality of the Tier II Receivables will not affect the credit quality of the Receivables as a whole in a materially adverse manner.

         UAC's expectations with respect to delinquency and credit loss trends constitute forward-looking statements and are subject to important factors that could cause actual results to differ materially from those projected by UAC. Such factors include, but are not limited to, general economic factors affecting obligors' abilities to make timely payments on their indebtedness such as employment status, rates of consumer bankruptcy, consumer debt levels generally and the interest rates applicable thereto. In addition, credit losses are affected by UAC's ability to realize on recoveries of repossessed vehicles, including, but not limited to, the market for used cars at any given time.

                       YIELD AND PREPAYMENT CONSIDERATIONS

         Monthly Interest will be distributed to Class A Certificateholders on each Distribution Date to the extent of the pass-through rate applied to the applicable Certificate Balance as of the preceding Distribution Date or the Closing Date, as applicable (after giving effect to distributions of principal on such preceding Distribution Date). See "The Class A Certificates -- Distributions on the Class A Certificates" herein. In the event of a full or partial prepayment on a Receivable, Class A Certificateholders will receive interest for the full month of such prepayment either (i) through the distribution of interest paid on the Receivables, (ii) from a withdrawal from the Spread Account, (iii) by an Advance by the Servicer or (iv) by a draw on the Policy.

         Although the Receivables will have different Contract Rates, each Receivable's Contract Rate generally will exceed the sum of (a) the weighted average of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate and the Class A-5 Pass-Through Rate, (b) the per annum rate used to calculate the Insurance Premium and (c) the per annum rate used to calculate the Monthly Servicing Fee. The Contract Rate on a small percentage of the Receivables, however, will be less than the foregoing sum. Disproportionate rates of prepayments between Receivables with higher and lower Contract Rates could affect the ability of the Trust to distribute Monthly Interest to Class A Certificateholders.

                              THE DEPOSITOR AND UAC

         UAC currently acquires loans from over 3,500 manufacturer franchised automobile dealerships in 32 states. UAC is an Indiana corporation, formed in December 1993 by UAC's predecessor, Union Federal Savings Bank of Indianapolis (the "Predecessor"), to succeed to the Predecessor's indirect automobile finance business, which the Predecessor had operated since 1986. UAC began purchasing and originating receivables in April 1994. For the fiscal years ended June 30, 1995, 1996, 1997, and 1998, UAC and/or the Predecessor acquired prime loans aggregating $767 million, $995 million, $1,076 million and $945 million, respectively, representing annual increases of 30%, 8% and an annual decrease of 12%, respectively. Of the $2.0 billion of loans in the servicing portfolio of UAC (consisting of the principal balance of loans held for sale and securitized loans) at June 30, 1998, approximately 76% represented loans on used cars and approximately 24% represented loans on new cars.

                                   THE INSURER

         MBIA Insurance Corporation (the "Insurer") is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company (the "Company"). The Company is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

         Effective February 17, 1998, the Company acquired all of the outstanding stock of Capital Markets Assurance Corporation ("CMAC") through a merger with its parent CapMAC Holdings Inc. Pursuant to a reinsurance agreement, CMAC has ceded all of its net insured risks (including any amounts due but unpaid from third party reinsurers), as well as its unearned premiums and contingency reserves, to the Insurer. The Company is not obligated to pay the debts of or claims against CMAC.

         The consolidated financial statements of the Insurer, a wholly owned subsidiary of the Company, and its subsidiaries as of December 31, 1997, and December 31, 1996, and for each of the three years in the period ended December 31, 1997, prepared in accordance with generally accepted accounting principles ("GAAP"), included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1997, and the consolidated financial statements of the Insurer and its subsidiaries of June 30, 1998, and for the six month periods ending June 30, 1998, and June 30, 1997, included in the Quarterly Report on Form 10-Q of the Company for the period ending June 30, 1998, are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

         All financial statements of the Insurer and its subsidiaries included in documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Class A Certificates shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

         The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") as well as GAAP:

                                                      SAP
                                     -----------------------------------------
                                     December 31                     June 30
                                        1997                           1998
                                     -----------                   -----------
                                      (Audited)                    (Unaudited)
                                                 (in millions)
         Admitted Assets               $5,256                        $6,048
         Liabilities                    3,496                         3,962
         Capital and Surplus            1,760                         2,086

                                                     GAAP
                                     -----------------------------------------
                                     December 31                     June 30
                                        1997                           1998
                                     -----------                   -----------
                                      (Audited)                    (Unaudited)
                                                 (in millions)
         Assets                        $5,988                        $6,794
         Liabilities                    2,624                         2,977
         Shareholder's Equity           3,364                         3,817

         Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1997 year end audited financial statements prepared in accordance with SAP are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

         The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer set forth under the headings "The Insurer" and "The Class A Certificates -- The Policy." Additionally, the Insurer makes no representation regarding the Class A Certificates or the advisability of investing in the Class A Certificates.

         The Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

         Moody's Investors Service, Inc. rates the claims paying ability of the Insurer "Aaa."

         Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. rates the claims paying ability of the Insurer "AAA."

         Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the claims paying ability of the Insurer "AAA."

         Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

         The above ratings are not recommendations to buy, sell or hold the securities, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the securities. The Insurer does not guaranty the market price of the securities nor does it guaranty that the ratings on the securities will not be revised or withdrawn.

                            THE CLASS A CERTIFICATES

         The Class A Certificates will be issued pursuant to the Pooling and Servicing Agreement. Copies of the Pooling and Servicing Agreement (without exhibits) may be obtained by Class A Certificateholders upon request in writing to the Servicer at the address set forth herein under "Reports to Certificateholders." Citations to the relevant sections of the Pooling and Servicing Agreement appear below in parentheses. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Pooling and Servicing Agreement.

Distributions

         In general, it is intended that the Trustee distribute to the Class A Certificateholders on each Distribution Date beginning October 8, 1998, the aggregate principal payments, including full and partial prepayments (except certain prepayments in respect of Precomputed Receivables as described below under "--Accounts"), received on the Receivables during the related Collection Period, plus Monthly Interest. Principal to be distributed to the Class A Certificateholders will be allocated on the basis of the Principal Distribution Sequence. (Section 9.04.) See "-- Distributions on the Class A Certificates." Monthly Interest and Monthly Principal may be provided by a payment made by or on behalf of the Obligor, by an Advance made by the Servicer or by a withdrawal from the Spread Account. Monthly Interest and Monthly Principal may be provided by a draw on the Policy if there are not sufficient funds (after payment of the Monthly Servicing Fee, permitted reimbursements of outstanding Advances and after giving effect to any withdrawals from the Spread Account for the benefit of the Class A Certificateholders) to pay Monthly Interest and Monthly Principal. Draws on the Policy to pay Monthly Interest and Monthly Principal will be limited to the Policy Amount. See "-- Accounts" and "--The Policy" herein.

Sale and Assignment of Receivables

         Certain  information  with respect to the conveyance of the Receivables
(i) from UAFC to the Depositor pursuant to the Purchase Agreement dated as of September 1, 1998, among UAFC, UAC and the Depositor and (ii) from the Depositor to the Trust pursuant to the Pooling and Servicing Agreement is set forth under "Description of the Transfer and Servicing Agreements -- Sale and Assignment of Receivables" in the Prospectus.

Accounts

         In addition to the Certificate Account, the property of the Trust will include the Spread Account and the Payahead Account.

         Spread Account. On the Closing Date, the Trustee will establish the Spread Account. Thereafter, the amount held in the Spread Account will be increased up to the Required Spread Amount by the deposit thereto of payments on the Receivables not utilized to make payments to the Class A Certificateholders, the Insurer and the Servicer for the Monthly Servicing Fee and any permitted reimbursements of outstanding Advances on any Distribution Date. While it is intended that the Spread Account will grow over time to equal the Required Spread Amount through monthly deposits of excess collections on the Receivables, if any, there can be no assurance that such growth will actually occur. The Spread Account will be established for the benefit of the Class A Certificateholders and the Insurer. On each Distribution Date, any amounts on deposit in the Spread Account after the payment of any amounts owed to the Insurer in excess of the Required Spread Amount will be withdrawn from the Spread Account and distributed to the Class IC Certificateholder.

         Under the terms of the Pooling and Servicing Agreement, the Trustee will withdraw funds from the Spread Account and transfer them to the Certificate Account for any deficiency of Monthly Interest or Monthly Principal as further described below under "-- Distributions on the Class A Certificates," to the extent available, prior to making any draw on the Policy.

         In the event that the balance of the Spread Account is reduced to zero and there is a default under the Policy on any Distribution Date, the Trust will depend solely on current distributions on the Receivables to make distributions of principal and interest on the Certificates. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the Prospectus under "Certain Legal Aspects of the Receivables," the Servicer may not recover the entire amount due on such Receivables in the event of a repossession and resale of a Financed Vehicle securing a Receivable in default. In such event, the Class A Certificateholders may suffer a corresponding loss which will be borne pro rata by the Class A Certificateholders.

         Payahead Account. The Servicer will establish an additional account (the "Payahead Account"), in the name of the Trustee on behalf of Obligors on the Receivables and Certificateholders, into which, to the extent required by the Pooling and Servicing Agreement, early payments by or on behalf of Obligors on Precomputed Receivables will be deposited until such time as the payment becomes due. Until such time as payments are transferred from the Payahead Account to the Certificate Account, they will not constitute collected interest or collected principal and will not be available for distribution to Certificateholders. The Payahead Account will initially be maintained with the Trustee. Interest earned on the balance in the Payahead Account will be remitted to the Servicer monthly. Collections on a Precomputed Receivable made during a Collection Period shall be applied first to any overdue scheduled payment on such Receivable, then to the scheduled payment on such Receivable due in such Collection Period. If any collections remaining after the scheduled payment is made are insufficient to prepay the Precomputed Receivable in full, then generally such remaining collections shall be transferred to and kept in the Payahead Account until such later Collection Period as the collections may be retransferred to the Certificate Account and applied either to a later scheduled payment or to prepay such Receivable in full.

Advances

         With respect to each Receivable delinquent more than 30 days at the end of a Collection Period, the Servicer will make an Advance in an amount equal to 30 days of interest, but only to the extent that the Servicer in its sole discretion, expects to recoup the Advance from subsequent collections on the Receivable. The Servicer will deposit the Advance in the Certificate Account on or before the Determination Date. The Servicer will recoup its Advance from subsequent payments by or on behalf of the respective Obligor, from insurance proceeds or, upon the Servicer's determination that reimbursement from the preceding sources is unlikely, will recoup its Advance from any collections made on other Receivables. (Section 9.05.)

Distributions on the Class IC Certificate

         The Class IC Certificate will be initially issued to the Depositor and will entitle it to receive monthly all funds held in the Spread Account in excess of the Required Spread Amount after payment of all amounts owed to the Insurer. On or after the termination of the Trust, the Class IC Certificateholder is entitled to receive any amounts remaining in the Spread Account (only after all required payments to the Insurer are made) after the payment of expenses and distributions to Class A Certificateholders.
See "-- Accounts" above.

Distributions on the Class A Certificates

         The Servicer will deposit in the Certificate Account the amount of payments on all Receivables received with respect to the preceding Collection Period. All such payments on the Simple Interest Receivables, the scheduled payments on Precomputed Receivables, plus the net amount to be transferred from the Payahead Account to the Certificate Account for the related Distribution Date, all Advances for such Collection Period and the Purchase Amount for all Receivables that became Purchased Receivables during the preceding Collection Period, will be available for distribution pursuant to the terms of the Pooling and Servicing Agreement on the next succeeding Distribution Date ("Available
Funds"). The Servicer will determine the amount of funds necessary to make distributions of Monthly Principal and Monthly Interest to the Class A
Certificateholders and to pay the Monthly Servicing Fee to the Servicer. If there is a deficiency with respect to Monthly Interest or Monthly Principal on any Distribution Date, after giving effect to payments of the Monthly Servicing Fee and permitted reimbursements of outstanding Advances to the Servicer on such Distribution Date, the Servicer will withdraw amounts, to the extent available, from the Spread Account, in the amount of such deficiency and notify the Trustee of any remaining deficiency, whereupon the Trustee will draw on the Policy, up to the Policy Amount, to pay Monthly Interest and Monthly Principal. Moreover, if the Available Funds for a Distribution Date are insufficient to pay current and past due Insurance Premiums, and other amounts owed to the Insurer, pursuant to the Insurance Agreement, plus accrued interest thereon, to the Insurer, the Servicer will notify the Trustee of such deficiency, and the amount, if any, then on deposit in the Spread Account (after giving effect to any withdrawal to satisfy a deficiency described in this and the preceding sentences) will be available to cover such deficiency.

         The Monthly Servicing Fee due to the Servicer in respect of each Collection Period will be distributed to the Servicer during such Collection Period from collections received during such Collection Period.

         On each Distribution Date, the Trustee will apply or cause to be applied the Available Funds (plus, to the extent required for payment of Monthly Interest or Monthly Principal any amounts withdrawn from the Spread Account or drawn on the Policy, as applicable) to make the following payments in the following priority:

         (a) without duplication, an amount equal to the sum of the amount of outstanding Advances in respect of Receivables (x) that became Defaulted Receivables during the prior Collection Period plus (y) that the Servicer determines to be unrecoverable, to the Servicer;

         (b) the Monthly Servicing Fee, including any overdue Monthly Servicing Fee, to the Servicer, to the extent not previously distributed to the Servicer;

         (c) Monthly Principal, in accordance with the Principal Distribution Sequence (described below), and Monthly Interest, including any overdue Monthly Interest, to the Class A Certificateholders;

         (d) the Insurance Premium including any overdue Insurance Premium plus interest thereon to the Insurer;

         (e) the amount of recoveries of Advances (to the extent such recoveries have not previously been reimbursed to the Servicer pursuant to clause (a) above), to the Servicer;

         (f) the aggregate amount of any unreimbursed draws on the Policy payable to the Insurer under the Insurance Agreement, for Monthly Interest and any other amounts owing to the Insurer under the Insurance Agreement plus accrued interest thereon; and

         (g)      the balance into the Spread Account.


         After all distributions pursuant to clauses (a) through (g) above have been made for each Distribution Date, the amount of funds remaining in the Spread Account on such date, if any, in excess of the Required Spread Amount, will be distributed by the Trustee to the Class IC Certificateholder. Any amounts so distributed to the Class IC Certificateholder will no longer be property of the Trust and Class A Certificateholders will have no rights with respect thereto.

         If on any Distribution Date there are not sufficient Available Funds (together with amounts withdrawn from the Spread Account and/or the Policy) to pay the distribution required by (c) above, the Available Funds distributable thereunder shall be distributed proportionately on the basis of the ratio of the required distribution due each of the Class A Certificateholders to the sum of the distributions required by (c) to the Class A Certificateholders. The amount so distributed to the Class A Certificateholders hereunder shall be allocated first to Monthly Interest, and second to Monthly Principal pro rata among the Class A Certificateholders.

         "Class A-1 Monthly Interest" means, (i) for the first Distribution Date, the product of the following: (one-three hundred sixtieth (1/360th) of the Class A-1 Pass-Through Rate) multiplied by (the number of days from the Closing Date through the day before the first Distribution Date) multiplied by the Class A-1 Certificate Balance at the Closing Date and (ii) for any subsequent Distribution Date, one-three hundred sixtieth (1/360th) of the product of the Class A-1 Pass-Through Rate, the actual number of days from the previous Distribution Date through the day before the related Distribution Date and the Class A-1 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such immediately preceding Distribution Date).

         "Class A-2 Monthly Interest" means, (i) for the first Distribution Date, the product of the following: (one twelfth of the Class A-2 Pass-Through
Rate) multiplied by (the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date divided by 30) multiplied by the Class A-2 Certificate Balance at the Closing Date and (ii) for any subsequent Distribution Date, one-twelfth of the product of the Class A-2 Pass-Through Rate and the Class A-2 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such immediately preceding Distribution Date).

         "Class A-3 Monthly Interest" means, (i) for the first Distribution Date, the product of the following: (one twelfth of the Class A-3 Pass-Through
Rate) multiplied by (the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date divided by 30) multiplied by the Class A-3 Certificate Balance at the Closing Date and (ii) for any subsequent Distribution Date, one-twelfth of the product of the Class A-3 Pass-Through Rate and the Class A-3 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such immediately preceding Distribution Date).

         "Class A-4 Monthly Interest" means, (i) for the first Distribution Date, the product of the following: (one twelfth of the Class A-4 Pass-Through
Rate) multiplied by (the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date divided by 30) multiplied by the Class A-4 Certificate Balance at the Closing Date and (ii) for any subsequent Distribution Date, one-twelfth of the product of the Class A-4 Pass-Through Rate and the Class A-4 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such immediately preceding Distribution Date).

         "Class A-5 Monthly Interest" means, (i) for the first Distribution Date, the product of the following: (one twelfth of the Class A-5 Pass-Through
Rate) multiplied by (the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date divided by 30) multiplied by the Class A-5 Certificate Balance at the Closing Date and (ii) for any subsequent Distribution Date, one-twelfth of the product of the Class A-5 Pass-Through Rate (as adjusted after the Clean-Up Call Date) and the Class A-5 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such immediately preceding Distribution Date).

         "Defaulted Receivable" will mean, for any Collection Period, a Receivable as to which any of the following has occurred: (i) any payment, or part thereof, in excess of $10 is 120 days or more delinquent as of the last day of such Collection Period; (ii) the Financed Vehicle that secures the Receivable has been repossessed; or (iii) the Receivable has been determined to be uncollectable in accordance with the Servicer's customary practices on or prior to the last day of such Collection Period; provided, however, that any Receivable which the Depositor or the Servicer is obligated to repurchase or purchase pursuant to the Pooling and Servicing Agreement shall be deemed not to be a Defaulted Receivable.

         "Insurance Premium" for any Distribution Date will equal one-twelfth of the product of the Policy per annum fee rate set forth in the Insurance Agreement and the Certificate Balance calculated as of the last day of the Collection Period to which such Distribution Date relates and payable monthly in arrears.

         "Monthly Interest" for any Distribution Date will equal the sum of Class A-1 Monthly Interest, Class A-2 Monthly Interest, Class A-3 Monthly Interest, Class A-4 Monthly Interest and Class A-5 Monthly Interest.

         "Monthly Principal" for any Distribution Date will equal the amount necessary to reduce the Certificate Balance as of the prior Distribution Date (after giving effect to the distribution of Monthly Principal on such date) (or as of the Closing Date in the case of the first Distribution Date) to the aggregate unpaid principal balance of the Receivables on the last day of the related Collection Period; provided, however, that Monthly Principal on the final scheduled Distribution Date for each class of Class A Certificates will be increased by the amount, if any, which is necessary to reduce the Certificate Balance of such class to zero on such date. For the purpose of determining Monthly Principal, the unpaid principal balance of a Defaulted Receivable or a Purchased Receivable is deemed to be zero on and after the last day of the Collection Period in which such Receivable became a Defaulted Receivable or a Purchased Receivable.

         "Principal Distribution Sequence" means the order in which Monthly Principal shall be distributed among the Class A Certificateholders in the following sequence: (i) to the Class A-1 Certificateholders until the Class A-1 Certificate Balance has been reduced to zero; (ii) to the Class A-2 Certificateholders until the Class A-2 Certificate Balance has been reduced to zero; (iii) to the Class A-3 Certificateholders until the Class A-3 Certificate Balance has been reduced to zero; (iv) to the Class A-4 Certificateholders until the Class A-4 Certificate Balance has been reduced to zero; and (v) to the Class A-5 Certificateholders until the Class A-5 Certificate Balance has been reduced to zero.

         As an administrative convenience, the Servicer will be permitted to make the deposit of collections and aggregate Advances and Purchase Amounts for or with respect to the Collection Period, net of distributions to be made to the Servicer with respect to the Collection Period. The Servicer, however, will account to the Trustee and to the Certificateholders as if all deposits and distributions were made individually. (Section 9.06.)

         The following chart sets forth an example of the application of the foregoing provisions to a monthly distribution:

September 1 - September 30 .............  Collection    Period.   The   Servicer
                                          receives       monthly       payments,
                                          prepayments,  and  other  proceeds  in
                                          respect   of   the   Receivables   and
                                          deposits   them  in  the   Certificate
                                          Account.  The  Servicer may deduct the
                                          Monthly   Servicing   Fee  from   such
                                          deposits.

September 30  ..........................  Record  Date.   Distributions  on  the
                                          Distribution  Date are made to Class A
                                          Certificateholders  of  record  at the
                                          close of business on this date.

October 6...............................  "Determination  Date" (second business day before the Distribution  Date). On
                                          or  before  this  date,  the  Servicer
                                          delivers  the  Servicer's  Certificate
                                          setting   forth  the   amounts  to  be
                                          distributed on the  Distribution  Date
                                          and of any deficiencies. If necessary,
                                          the  Trustee  notifies  the Insurer of
                                          any draws in respect of the Policy.

October 8...............................  "Distribution  Date" (eighth  calendar day of the  month,  or if such  day is
                                          not a business day, the first business
                                          day thereafter). The Trustee withdraws
                                          funds from the Spread  Account  and/or
                                          draws on the Policy, if necessary,  to
                                          pay  Monthly   Principal  and  Monthly
                                          Interest to Class A Certificateholders
                                          as  described   herein.   The  Trustee
                                          distributes       to      Class      A
                                          Certificateholders  amounts payable in
                                          respect  of the Class A  Certificates,
                                          pays the Monthly  Servicing Fee to the
                                          extent not previously  paid,  pays the
                                          Insurance   Premium   and  all   other
                                          amounts owing to the Insurer.

The Policy

         On or before the Closing Date, the Depositor, UAFC, UAC, in its individual capacity and as Servicer, and the Insurer will enter into an Insurance and Reimbursement Agreement (the "Insurance Agreement") pursuant to which the Insurer will issue the Policy. Subject to the terms of the Policy, the Insurer will unconditionally and irrevocably guarantee the payment of Monthly Interest and Monthly Principal up to the Policy Amount. Under the terms of the Pooling and Servicing Agreement, after withdrawal of any amounts in the Spread Account with respect to a Distribution Date to pay a deficiency in Monthly Interest or Monthly Principal, the Trustee will be authorized to draw on the Policy for the benefit of the Class A Certificateholders and credit the Certificate Account for such draws as described above under "--Distributions on the Class A Certificates." The maximum amount that may be drawn under the Policy on any Distribution Date is limited to the Policy Amount for such Distribution Date. The Policy Amount, with respect to any Distribution Date, shall equal (x) the sum of (A) the lesser of (i) the Certificate Balance (after giving effect to any distribution of Available Funds and any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date) and (ii) the Net Principal Policy Amount, plus (B) Monthly Interest, plus (C) the Monthly Servicing Fee; less (y) all amounts on deposit in the Spread Account on such Distribution Date (after giving effect to any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date). "Net Principal Policy Amount" means the Certificate Balance as of the first Distribution Date minus all amounts previously drawn on the Policy or from the Spread Account with respect to Monthly Principal.

         The Policy will also cover any amount distributed or required to be distributed by the Trust to Class A Certificateholders that is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the Depositor or UAFC pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

         The Insurer will be entitled to receive the Insurance Premium and certain other amounts on each Distribution Date as described under "--Distributions on the Class A Certificates" and to receive amounts on deposit in the Spread Account as described above under "--Accounts." The Insurer will not be entitled to reimbursement of any amounts from the Certificateholders. The Insurer's obligation under the Policy is irrevocable. The Insurer will have no obligation other than its obligations under the Policy to the Class A Certificateholders or the Trustee.

         In the event that the balance in the Spread Account is reduced to zero and there has been a default under the Policy, the Trust may depend solely on current collections on the Receivables to make distributions of principal and interest on the Class A Certificates. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the Prospectus under "Certain Legal Aspects of the Receivables," the Servicer may not recover the entire amount due on such Receivables in the event of a repossession and resale of a Financed Vehicle securing a Receivable in default. In such event, the Class A Certificateholders may suffer a corresponding loss. Any such losses would be borne pro rata by the Class A Certificateholders. See " -- Distributions on the Class A Certificates."

Rights of the Insurer upon Events of Default, Amendment or Waiver

         Upon the occurrence of an Event of Default, the Insurer, or the Trustee upon the consent of the Insurer, will be entitled to appoint a successor Servicer. In addition to the events constituting an Event of Default as described in the Prospectus, the Pooling and Servicing Agreement will also permit the Insurer to appoint a successor Servicer and to redirect payments made under the Receivables to the Trustee upon the occurrence of certain additional events involving a failure of performance by the Servicer or a material misrepresentation made by the Servicer under the Insurance Agreement.

         The Pooling and Servicing Agreement cannot be amended or any provisions thereof waived without the consent of the Insurer if such amendment or waiver would have a materially adverse effect upon the rights of the Insurer.

                              ERISA CONSIDERATIONS

         Subject to the considerations set forth under "ERISA Considerations" in the Prospectus, the Class A Certificates may be eligible for purchase by an employee benefit plan or an individual retirement account (a "Plan Plan") subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). A fiduciary of a Plan must determine that the purchase of a Class A Certificate is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in
Section 406 of ERISA or Section 4975 of the Code. For additional information regarding treatment of the Class A Certificates under ERISA, see "ERISA Considerations" in the Prospectus.

                                  UNDERWRITING

         Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the Class A Certificates, dated September 10, 1998, the Depositor has agreed to sell and each of the underwriters named below (the "Underwriters") severally agreed to purchase the principal amount of the Class A Certificates set forth below its name below:



                                    NationsBanc Montgomery               Bear,
                                        Securities LLC            Stearns & Co. Inc.               Total
                                        --------------            ------------------               -----
Principal Amount
   of Class A-1 Certificates........     $24,900,000.00              $24,900,000.00          $   49,800,000.00
Principal Amount
   of Class A-2 Certificates........     $55,450,000.00              $55,450,000.00            $110,900,000.00
Principal Amount
   of Class A-3 Certificates........     $37,337,500.00              $37,337,500.00          $   74,675,000.00
Principal Amount
   of Class A-4 Certificates........     $36,287,500.00              $36,287,500.00          $   72,575,000.00
Principal Amount
   of Class A-5 Certificates........     $21,714,555.10              $21,714,555.10          $   43,429,110.20

         In the underwriting agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Class A Certificates offered hereby if any of the Class A Certificates are purchased.

         The Underwriters propose to offer part of the Class A Certificates directly to the public at the prices set forth on the cover page hereof, and part to certain dealers at a price that represents a concession not in excess of 0.075% of the denominations of the Class A-1 Certificates, 0.120% of the denominations of the Class A-2 Certificates, 0.135% of the denominations of the Class A-3 Certificates, 0.165% of the denominations of the Class A-4 Certificates or 0.180% of the denominations of the Class A-5 Certificates. The Underwriters may allow and such dealers may reallow a concession not in excess of 0.050% of the denominations of the Class A-1 Certificates, 0.100% of the denominations of the Class A-2 Certificates, 0.115% of the denominations of the Class A-3 Certificates, 0.150% of the denominations of the Class A-4 Certificates or 0.175% of the denominations of the Class A-5 Certificates.

         The Depositor and UAC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

         The Depositor has been advised by the Underwriters that the Underwriters presently intend to make a market in the Class A Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Class A Certificates and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Class A Certificates.

                                 LEGAL OPINIONS

         Certain legal matters relating to the Class A Certificates will be passed upon for the Depositor by Barnes & Thornburg, Indianapolis, Indiana, and for the Underwriters by Cadwalader, Wickersham & Taft. Certain federal income tax consequences with respect to the Class A Certificates will be passed upon for the Depositor by Cadwalader, Wickersham & Taft.

                                     EXPERTS

         The consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            INDEX OF PRINCIPAL TERMS


     TERM                                                             PAGE
     -----------------------------------------------------------------------
     Available Funds  .......................................          S-21
     Certificates    ........................................           S-3
     Certificate Balance.....................................           S-5
     Class A Certificates     ...............................           S-3
     Class A Certificateholders    ..........................           S-4
     Class A-1 Certificate Balance...........................           S-4
     Class A-1 Certificateholders............................           S-4
     Class A-1 Certificates..................................           S-3
     Class A-1 Final Scheduled Distribution Date.............           S-6
     Class A-1 Monthly Interest  ............................          S-22
     Class A-1 Pass-Through Rate.............................           S-4
     Class A-2 Certificate Balance...........................           S-5
     Class A-2 Certificateholders............................           S-4
     Class A-2 Certificates..................................           S-3
     Class A-2 Final Scheduled Distribution Date.............           S-6
     Class A-2 Monthly Interest  ............................          S-22
     Class A-2 Pass-Through Rate.............................           S-5
     Class A-3 Certificate Balance...........................           S-5
     Class A-3 Certificateholders............................           S-4
     Class A-3 Certificates..................................           S-3
     Class A-3 Final Scheduled Distribution Date.............           S-6
     Class A-3 Monthly Interest  ............................          S-22
     Class A-3 Pass-Through Rate.............................           S-5
     Class A-4 Certificate Balance...........................           S-5
     Class A-4 Certificateholders............................           S-4
     Class A-4 Certificates..................................           S-3
     Class A-4 Final Scheduled Distribution Date.............           S-6
     Class A-4 Monthly Interest  ............................          S-23
     Class A-4 Pass-Through Rate.............................           S-5
     Class A-5 Certificate Balance...........................           S-5
     Class A-5 Certificateholders............................           S-4
     Class A-5 Certificates..................................           S-3
     Class A-5 Final Scheduled Distribution Date.............           S-6
     Class A-5 Monthly Interest  ............................          S-23
     Class A-5 Pass-Through Rate.............................           S-5
     Class IC Certificate    ................................      S-1, S-3
     Class IC Certificateholder    ..........................           S-7
     Clean-Up Call Date......................................           S-9
     Closing Date    ........................................           S-3
     CMAC....................................................          S-18
     Code   .................................................          S-25
     Company.................................................          S-17
     Cutoff Date    .........................................           S-3
     Defaulted Receivable ...................................          S-23
     Depositor    ...........................................      S-1, S-3
     Determination Date......................................          S-24
     Distribution Date   ....................................     S-4, S-24
     ERISA    ...............................................           S-9
     Financed Vehicles.......................................           S-3
     GAAP....................................................          S-18

     Insurance Premium ......................................          S-23
     Insurance Agreement ....................................     S-7, S-24
     Insurer ................................................S-1, S-8, S-17
     Issuer..................................................           S-3
     Legal Investment........................................           S-8
     Monthly Interest  ......................................          S-23
     Monthly Principal  .....................................     S-5, S-23
     Monthly Servicing Fee...................................           S-6
     Net Principal Policy Amount.............................     S-8, S-25
     Optional Sale     ......................................           S-8
     Payahead Account .......................................          S-20
     Plan  ..................................................          S-25
     Policy..................................................           S-8
     Policy Amount...........................................           S-8
     Pool Balance     .......................................           S-5
     Pooling and Servicing Agreement     ....................           S-3
     Predecessor.............................................          S-17
     Principal Distribution Sequence.........................          S-23
     Rating Agency...........................................           S-9
     Receivables    .........................................           S-3
     Record Date    .........................................           S-4
     Required Spread Amount    ..............................           S-7
     SAP.....................................................          S-18
     Servicer    ............................................           S-3
     Spread Account..........................................           S-6
     Trust    ...............................................      S-1, S-3
     Trustee    .............................................           S-3
     UAC    .................................................           S-3
     Underwriters  ..........................................          S-26

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Depositor, the Servicer or the Underwriters. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus Supplement and the Prospectus at any time does not imply that the information herein or therein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                           Page
                              Prospectus Supplement
Reports to Certificateholders...........................................   S-2
Summary of Terms........................................................   S-3
Risk Factors ...........................................................  S-10
Formation of the Trust  ................................................  S-11
The Receivables Pool....................................................  S-12
Yield and Prepayment Considerations.....................................  S-17
The Depositor and UAC  .................................................  S-17
The Insurer.............................................................  S-17
The Class A Certificates  ..............................................  S-19
ERISA Considerations....................................................  S-25
Underwriting............................................................  S-26
Legal Opinions..........................................................  S-26
Experts.................................................................  S-27
Index of Principal Terms ...............................................  S-28

                                   Prospectus

Available Information    ...............................................     2
Incorporation of Certain Documents
   by Reference.........................................................     2
Summary of Terms........................................................     3
Risk Factors............................................................    10
The Trusts..............................................................    13
The Receivables Pools...................................................    14
Weighted Average Life of the Certificates...............................    16
Pool Factors and Other
   Certificate Information..............................................    17
Use of Proceeds.........................................................    17
Union Acceptance Corporation and Affiliates.............................    18
Description of the Certificates.........................................    19
Description of the Transfer
   and Servicing Agreements.............................................    22
Certain Legal Aspects of the Receivables................................    29
Certain Federal Income Tax Consequences.................................    33
ERISA Considerations....................................................    42
Plan of Distribution....................................................    43
Legal Matters...........................................................    44
Index of Principal Terms................................................    45

                                 $351,379,110.20

                             UACSC 1998-C Auto Trust


                                 $49,800,000.00
                         5.5269% Class A-1 Money Market
                    Automobile Receivable Backed Certificates


                                 $110,900,000.00
                           5.44% Class A-2 Automobile
                         Receivable Backed Certificates


                                 $74,675,000.00
                           5.41% Class A-3 Automobile
                         Receivable Backed Certificates


                                 $72,575,000.00
                           5.52% Class A-4 Automobile
                         Receivable Backed Certificates


                                 $43,429,110.20
                           5.64% Class A-5 Automobile
                         Receivable Backed Certificates



                          Union Acceptance Corporation
                                    Servicer

                         UAC Securitization Corporation
                                    Depositor






                                  [UACSC LOGO]





                             NationsBanc Montgomery
                                 Securities LLC

                            Bear, Stearns & Co. Inc.



                              Prospectus Supplement

                            Dated September 10, 1998